Exbibit 10.1

Revised

March 1, 2022

Dr. Kumar Budur

701 South Wells Street

#2103

Chicago, IL 60607

Dear Kumar:

On behalf of Harmony Biosciences, LLC (“Harmony Biosciences” or the “Company”), I am pleased to extend an offer of employment with the Company as Senior Vice President and Head of Clinical Development.  Except for business travel on behalf of the Company, you will be a remote employee and work from your home office.  This position will report to the Chief Medical Officer or their designee.

Your start date will be mutually determined but we anticipate it to be on or around March 21, 2022. We are excited about the possibility of you joining our team and hope you will accept our offer to join us in executing our growth plans for the Company. You will have an important role to play at Harmony Biosciences where we share a singular purpose to address true unmet needs by developing new medicines for people who live with rare diseases.

The terms of your employment offer are outlined below:

●	Bi-monthly base pay of $16,458.34 which, when annualized, is equivalent to a base salary of $395,000 per year.
●	Participation (pro-rated for the calendar year in which your actual start date occurs) in the Harmony Biosciences, LLC Performance Bonus Plan at up to 40% of your base salary based on Company and individual achievement. Your bonus will be based on your performance meeting established individual goals and objectives to support the growth strategy of the Company, as well as the Company’s overall performance.
●	Equity in the Company’s parent company, Harmony Biosciences Holdings, Inc. (“Parent”) in the amount of 75,000 stock options for Parent common stock with an exercise price equal to the fair market value of a share of our common stock on the grant date.
●	In consideration of the money left behind at your current employer for 2021 performance shares and LTI, you will receive a sign-on bonus of $250,000 (subject to applicable tax and other withholding), paid to you in two installments. The first will be $150,000 and paid within three months of your start date. The second will be $100,000 and paid by March 21, 2023. Both payments require that you are an active employee in good standing at the time of payment. In the event you voluntarily leave the Company within 12 months after receiving the first payment or 12 months after receiving the second payment, you must pay back the full amount of that payment but on an after-tax basis to Harmony.
●	As a full-time Company employee, you will accrue paid vacation and sick leave. Vacation will accrue at a rate of 1.25 days per month, or 15 days per year.
●	As a remote employee, you will receive a phone/cable allowance of up to $150 a month.

Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462

●	As a full-time employee of the Company, except as expressly provided for above, you are eligible to participate in the provided Harmony Biosciences, LLC Employee Benefit Plans.
●	This offer is contingent upon successful completion of Harmony’s pre-employment process, including background verification and drug testing. By signing and returning a copy of this offer letter to me, you expressly consent to such background verification (including dates of employment and previous employer salary) and other pre-employment processes. In addition, you will be required to sign a non-competition and confidentiality agreement.
●	All prospective hires will be required to demonstrate that they have been fully vaccinated* for COVID-19 or intend to be fully vaccinated for COVID-19 prior to their hire date. Upon acceptance of this offer, and within 7 days of your start date, please email proof of vaccination (a photo or scan of your vaccination card) to HRConfidential@harmonybiosciences.com. If you believe that you qualify for a medical or sincerely held religious belief exemption to this vaccination requirement, please contact me as soon as possible to initiate the accommodation request process. [*In general, people are considered “fully vaccinated” two (2) weeks after their second dose in a 2-dose series (such as Pfizer or Moderna vaccines) or two (2) weeks after a single-dose vaccine (such as Johnson & Johnson’s Janssen vaccine).]

You will devote all of your time and attention to the Company (including, but not limited to, its business, operations and success) and shall not compete with the Company in any way during your employment.

This offer of employment, if not previously accepted by you, will expire ten (10) days after the date first set forth above.  This offer of employment does not represent an employment contract.  Just as you retain the right to resign, with or without notice or cause, Harmony Biosciences has the same right with respect to termination of your employment.  You will be an employee-at-will, and your employment is for no definite term, regardless of any other oral or written statement by any Harmony Biosciences officer or representative, with the exception of an express written employment contract signed by the CEO of the Company. Notwithstanding anything in this offer of employment to the contrary, if your actual start date does not occur on or prior to April 21, 2022 this offer of employment will be null and void in its entirety (even if previously accepted by you).

If you understand and accept these terms, please sign and return one copy of this offer letter to me.  We would be pleased to have you join Harmony Biosciences and be a part of continuing to build a great company.  If you have any questions regarding this offer, please contact me at (484) 539-9814.

Sincerely,

/s/Audrey H. Murhpy, SPHR

Audrey H. Murphy, SPHR

Vice President, Human Resources

Agreed to and Accepted by:

/s/ Kumar Budur

Kumar Budur

Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462

January 24, 2024

MEMORANDUM

To: Kumar Budur

From: Jeff Dayno

Subject: 2023 Bonus, Merit Increase, and Promotion Increase Awards

Dear Kumar:

I greatly appreciate the hard work and focus you have demonstrated during this past year. Your ongoing dedication to the continuing development and growth of Harmony will help us continue to fulfill our mission of helping people living with rare neurological disorders.

Based on your superior performance and Harmony’s business needs, you are being promoted to the position of Executive Vice President, Chief Medical Officer. Congratulations on your promotion, which will benefit not only your career, but Harmony’s continued growth as well.

In light of your accomplishments this year, I am pleased to present you with the following bonus, merit increase and promotion increase:

Bonus:$207,017.66

Merit Increase:4.5%

Promotion Increase:6.7%

2023 Salary:$450,038.40

2024 Salary:$500,442.70

The target bonus for your new position is 50%.

Your bonus will be paid on January 31, 2024, and the merit and promotion increases will be effective January 1, 2024. You will see your new salary in your January 31st pay, as well as a retroactive payment reflecting January 1st – 15th.

Please accept this financial reward, which you have earned, with my regards and best wishes for a successful start of the new year as we continue as a high-performing team throughout 2024.

Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462

May 01, 2024

MEMORANDUM

To: Dr. Kumar Budur

From: Dr. Jeffrey Dayno

Subject: Appointment Confirmation

Dear Kumar:

As approved by our Board of Directors, I am pleased to confirm your appointment to the position of Executive Vice President and Chief Medical & Scientific Officer. Congratulations on your appointment, which will benefit not only your career, but Harmony’s continued growth as well.

In light of your accomplishment, I am pleased to present you with the following promotion increase:

Promotion Increase:15%

Current Salary:$500,000

New Salary:$575,000

The target bonus for your new position is 50%.

Your promotion increase will take effect as of May 1, 2024.

I am also pleased to confirm that you will receive an additional grant of equity in the Company’s parent company, Harmony Biosciences Holdings, Inc. (“Parent”) in the amount of 75,000 Restricted Stock Units (RSUs) and 75,000 stock options for Parent common stock with an exercise price equal to the fair market value of a share of our common stock on the grant date, May 1, 2024. RSU and stock option agreements with full details for this grant will be provided to you.

Please accept this financial reward which you have earned, with my regards and best wishes for continued success and personal fulfillment in your new role.

Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462